Exhibit 99.1
Cronos Group Reports 2023 Third Quarter Results

Industry-leading balance sheet with $840 million in cash and short-term investments

Net revenue in Q3 2023 increased by 22% year-over-year to $24.8 million; on a constant currency basis, net revenue in Q3 2023 increased by 27% year-over-year to $26.0 million

Spinach® was top-10 in retail sales in Canada in every category it's in - flower, edibles, vapes, and pre-rolls, in Q3 2023

Launched Peace Naturals® brand in Germany

Launched award-winning Lord Jones® brand in Canada

TORONTO, November 8, 2023 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2023 third quarter business results.

“By most financial metrics, Q3 2023 was one of the best quarters in Cronos history,” said Mike Gorenstein, Chairman, President and CEO, Cronos. “We achieved our highest net revenue for continuing operations on record at $24.8 million, up 22% year-over-year. The top-line was propelled by 40% growth year-over-year in Canada, driven by strength in pre-rolls, flower and edibles. This robust success in Canada was driven primarily by innovations in our Spinach® brand, and with the Lord Jones® brand now also on the market, we are excited about having a broader portfolio of unique and differentiated products to address consumer needs. Our re-launch in Germany with the Peace Naturals® medical cannabis brand is an exciting step for Cronos to move beyond its existing markets. And just last month, we signed an agreement to ship to Australia. Opening new avenues for growth with operational discipline is our primary focus. Beyond top-line growth initiatives, our teams have done a great job reducing costs across the Company and improving the gross margin profile of the business, which yielded significant improvements in cash flow.”

“The positive results this quarter were overshadowed by the horrific and despicable events that took place in Israel, our second largest operating market,” continued Mr. Gorenstein. “Our thoughts remain with all victims, their loved ones, and all Israelis as they fight to be free from terror today and in the future. Cronos continues to prioritize the safety of our Israeli team members and their families, and we will do everything we can to support them and our patients during this time.”

Consolidated Financial Results
In the second quarter of 2023, the Company exited its U.S. hemp-derived CBD operations. The exit of the U.S. operations represented a strategic shift, and as such, qualifies for reporting as discontinued operations in our condensed consolidated statements of net loss and comprehensive loss. Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.
The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended September 30,	Change	Nine months ended September 30,	Change
2023	2022	$	%	2023	2022	$	%
Consolidated net revenue	$24,810	$20,409	$4,401	22%	$63,326	$64,716	$(1,390)	(2)%

Cost of sales	20,124	17,265	2,859	17%	52,614	50,540	2,074	4%
Inventory write-down	716	—	716	N/A	716	—	716	N/A
Gross profit	$3,970	$3,144	$826	26%	$9,996	$14,176	$(4,180)	(29)%
Gross margin(i)	16%	15%	N/A	1	pp	16%	22%	N/A	(6)	pp

Net income (loss)(ii)	$(1,590)	$(33,105)	$31,515	95%	$(25,288)	$(78,997)	$53,709	68%

Adjusted EBITDA(iii)	$(15,187)	$(18,464)	$3,277	18%	$(46,774)	$(51,273)	$4,499	9%

Other Data
Cash and cash equivalents(iv)	$571,656	$633,296	$(61,640)	(10)%
Short-term investments(iv)	267,905	255,452	12,453	5%
Capital expenditures(v)	325	1,625	(1,300)	(80)%	1,631	4,264	(2,633)	(62)%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) The improvement year-over-year in quarterly net income (loss) was primarily driven by no impairment loss on other investments in the current year period, increased interest income and the reduction in operating expenses.
(iii) See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Third Quarter 2023
•Net revenue of $24.8 million in Q3 2023 increased by $4.4 million from Q3 2022. The increase was primarily due to higher cannabis flower and extract sales in the Canadian adult-use market. These results were partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue, and lower cannabis flower sales in Israel driven by pricing pressure due to competition, the slowdown in patient permit authorizations, and geopolitical unrest. Furthermore, the weakened Canadian dollar and New Israeli Shekel against the U.S. dollar during the period adversely impacted results.
•Gross profit of $4.0 million in Q3 2023 increased by $0.8 million from Q3 2022. The increase was primarily due to higher cannabis flower and extract sales in the Canadian adult-use market and lower biomass costs, partially offset by lower cannabis flower sales in Israel, and the inventory write-down recognized as a result of the decision to wind down operations at our Winnipeg, Manitoba facility (“Cronos Fermentation”). Adjusting for the inventory write-down of $0.7 million, gross margin would have been approximately 19%.
•Adjusted EBITDA of $(15.2) million in Q3 2023 improved by $3.3 million from Q3 2022. The improvement year-over-year was primarily driven by a decrease in general and administrative expenses as part of the broader organizational cost reduction efforts.

Business Updates

Guidance and Outlook

The Company reiterates its previously announced operating expense savings target of $20 to $25 million in 2023, and planned incremental operating expense savings of $10 to $15 million in 2024 primarily driven by savings in sales and marketing, general and administrative, and research and development. The organizational and cost savings initiatives are intended to position the Company to drive profitable and sustainable growth over time.

Cronos anticipates that the net change in cash, defined as the sum of cash and cash equivalents and short-term investments, will decline by less than $5 to $10 million in the last three months of fiscal year 2023. The Company maintains its expectation that the net change in cash will be positive in 2024.

The fiscal year 2023 guidance assumes: (i) the Company will experience relatively consistent interest rates; (ii) limited impacts to our operations, facilities and business in Israel due to the Israel-Hamas War; (iii) limited deterioration in foreign exchange rates due to the Israel-Hamas War; (iv) the general economic conditions and regulatory environment in the markets in which Cronos participates will not materially change; (v) timely receipt of interest and principal payments on the senior secured credit facility with Cronos Growing Company Inc. (“Cronos GrowCo”); (vi) anticipated interest income of approximately $15 million for the last three months of fiscal year 2023; (vii) steady gross margin profile; and (viii) meeting our target for reducing our operating expenses by $20 to $25 million.

Cronos continues to monitor the conflict in Israel and potential impacts the conflict could have on the Company’s personnel and business in Israel and the recorded amounts of assets and liabilities related to the Company’s operations in Israel. The extent to which the conflict may impact the Company’s personnel, business and activities will depend on future developments which remain highly uncertain and cannot be predicted. It is possible that the recorded amounts of assets and liabilities related to the Company’s operations in Israel could change materially in the near term.

These statements are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Brand and Product Portfolio

The Spinach® brand continued to hold its number one market share position in the edibles category in Canada in Q3 2023, with an approximate 17.9% market share across the SOURZ by Spinach® and Spinach FEELZ™ sub-brands, according to Hifyre. In August, we launched our highly anticipated THCV edible, the Spinach FEELZ™ Full Tilt THC+THCV. This THCV edible is designed to provide a boosted and elevated high and we are excited to have it as part of our number one ranked edible portfolio.

In October 2023, our Spinach® brand won “Best Pre-Roll” at the Grow Up Awards for its Spinach® Fully Charged Atomic GMO infused pre-rolls. The annual Grow Up Awards celebrate excellence in the cannabis industry, recognizing outstanding achievements and innovation in a variety of cannabis-related categories. In Q3 2023, Spinach® pre-rolls rose to the number seven ranking in the category, according to Hifyre. Cronos launched several new offerings to bolster the Spinach® pre-roll portfolio in the first nine months of the year, and we are excited about the progress we have experienced in market. Winning in the pre-roll category is a top priority, and we will continue to flex our robust product development capabilities to formulate differentiated products with flavors and rare cannabinoids to win with consumers.

Cronos' strong breeding program and portfolio of genetics continued to drive growth, propelling the Spinach® brand to become the number two flower brand in Canada, with a 5.8% market share in Q3 2023, according to Hifyre. We have three SKUs in the top-15 for market share, led by our GMO Cookies genetic across various pack sizes. We carried the Q3 strength into October, and as of the end of October Spinach® is the number one flower brand in Canada, according to Hifyre.

The Spinach® brand was ranked the number five vape brand in September 2023, holding a 6.4% market share, which is up from Q2 2023 where it had a 4.5% market share, according to Hifyre. Spinach® is the number one rare cannabinoid vape brand, with our SKUs that feature cannabinol (CBN), cannabigerol (CBG), and cannabichromene (CBC), holding three spots in the top five market share among rare cannabinoid vapes. In October, we launched our highly anticipated THCV vape, the Spinach FEELZ™ Full Tilt THC+THCV. Our new launches in 2023 helped propel Spinach to achieve the number three brand rank in the vape category in October, according to Hifyre.

In November 2023, we launched our award-winning cannabis brand Lord Jones® in Canada. Lord Jones® will build on its legacy of delivering premium quality cannabis products by returning to its roots with bold THC-focused innovations. The first product line to launch are Lord Jones® Hash Fusions pre-rolls. These infused pre-rolls have been designed with an optimized ratio of ice water hash-to-flower, meticulously researched and sensory-tested to drive a smoother consumption experience and preserve the flowers' terpene-rich, bold flavors.

Later this month, we’ll also launch a Lord Jones® live resin vape, which will feature sought-after cultivars that deliver a flavorful full spectrum live resin experience. And in early 2024, we plan to launch our next ground-breaking edible innovation, this time in the chocolate category. The Lord Jones® Chocolate Fusions edibles, which were researched and developed over multiple years, will feature artisanal chocolate and high-quality ingredients in three flavors – cookies and cream, dazzle-berry pop, and salted caramel crunch.

In Israel, Cronos launched four new flower offerings under the Peace Naturals® brand, Sticky Ape, Raphael Gems, Purple Punch and Tangerine Twist. Driven by our best-in-class genetics program and high-quality cultivation capabilities, we are able to meet market demands as consumers continue to look for strain variety.

Global Supply Chain

Cronos GrowCo reported to the Company preliminary unaudited net revenue to licensed producers, excluding sales to the Company, of approximately $6.2 million in the third quarter of 2023. Cronos previously provided GrowCo with a senior secured credit facility, which currently has approximately $69.4 million outstanding following a principal repayment of $1.1 million by GrowCo in Q3 2023. In addition to principal repayment, Cronos also received $1.2 million in interest payments from GrowCo, totaling approximately $2.3 million in cash payments to Cronos in Q3 2023.

In September 2023, we commenced medical cannabis shipments to our German distribution partner, Cansativa GmbH (“Cansativa”). Re-establishing Cronos and its PEACE NATURALS® brand in the German market will position us to capitalize on this growing market, with additional growth potential from future legislative changes.

In the coming weeks, we plan to ship cannabis to Vitura Health Limited (“Vitura”) for sale in the Australian medical market. As a reminder, Cronos owns approximately 10% of the common shares of Vitura. Vitura is the market-leading prescriber, patient, pharmacy and supplier online platform, focused on creating medicinal cannabis products and digital health solutions that connect and strengthen the cannabis ecosystem in the Australian medical cannabis market. Supplying the Australian market, which has grown significantly in the past three years, is an important goal for Cronos. We look forward to providing our partners at Vitura with high-quality cannabis products.

Conference Call
The Company will host a conference call and live audio webcast on Wednesday, November 8, 2023, at 8:30 a.m. ET to discuss 2023 Third Quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•expectations related to the war between Israel and Hamas (the “Israel-Hamas War”) and its impact on our operations in Israel, the supply of product in the market and the demand for product among medical patients in Israel;
•expectations related to the German and Australian markets, including our strategic partnerships with Cansativa and Vitura, respectively, and our plans to distribute the PEACE NATURALS® brand in Germany;
•our ability to successfully and profitably sell our products in Germany;
•our expected cash and cash equivalents and short-term investment balances;
•expectations related to our announcement of additional cost-cutting measures, including our decision to wind-down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, challenges and effects related thereto as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations, including the costs, expenses and write-offs associated therewith, the impact on our operations and our financial statements and any future plans to re-enter the U.S. market;
•expectations related to our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of the change in the nature of operations at our facility in Stayner, Ontario (the “Peace Naturals Campus”) and the expected costs and benefits from the wind-down of certain production activities at the Peace Naturals Campus;
•our ability to effectively wind-down certain production activities at the Peace Naturals Campus in an organized fashion and acquire raw materials from other suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”);
•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;

•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the United States and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement with the SEC (the “Settlement Order”) and the settlement agreement with the Ontario Securities Commission (“Settlement Agreement”), including complying with any recommendations made by the independent consultant appointed pursuant to the Settlement Order and Settlement Agreement; and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to achieve our target cash and cash equivalents and short-term investment balances for 2023; (ii) our ability to effectively navigate developments in the Israel-Hamas War and its impact on our employees and operations in Israel, the supply of product in the market and demand for product among medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in Germany with our strategic partner Cansativa and our ability to efficiently and effectively distribute products in Australia with our strategic partner Vitura; (iv) our ability to efficiently and effectively wind-down our operations at our Winnipeg, Manitoba facility and realize the expected cost-savings and other benefits related thereto, (v) our ability to efficiently and effectively wind-down our operations in the U.S. and realize the expected cost-savings and other benefits related thereto, (vi) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vii) our ability to efficiently and effectively wind-down our cultivation and certain production activities at the Peace Naturals Campus, receive the benefits of the change in the nature of our operations at our Peace Naturals Campus and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (viii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions and strategic investments; (ix) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (x) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xi) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xii) consumer interest in our products; (xiii) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xiv) competition; (xv) anticipated and unanticipated costs; (xvi) our ability to generate cash flow from operations; (xvii) our ability to conduct operations in a safe, efficient and effective manner; (xvii) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xix) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xx) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxi) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (xxii) general economic, financial market, regulatory and political conditions in which we operate; (xxiii) management’s perceptions of historical trends, current conditions and expected future developments; and (xxiv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, that we may not be able to achieve our cash and cash equivalents and short-term investment balance objectives; negative impacts on our employees, business and operations in Israel due to the Israel-Hamas War, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Israel-Hamas War, the supply of product in the market and the demand for product among medical patients in Israel; that we may not be able to successfully continue to distribute products in Germany and Australia or generate material revenue from sales in those markets; that we may not be able to wind-down our operations at our Winnipeg, Manitoba facility in a disciplined and cost-effective manner or achieve the anticipated benefits thereof or be able to access raw materials on a timely and cost-effective basis from third-parties; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to wind-down our U.S. operations in a disciplined and cost-effective manner or achieve the anticipated benefits thereof or be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to wind-down certain production activities at the Peace Naturals Campus in a disciplined manner or achieve the anticipated benefits of the change in the nature of our operations or be able to access raw materials on a timely and cost-effective basis from third-parties, including Cronos GrowCo; the risk that the COVID-19 pandemic and the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; the risks that our Realignment, the change in the nature of our operations at the Peace Naturals Campus and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; lower levels of revenues; the lack of consumer demand for our cannabis products; our inability to reduce expenses at the level needed to meet our projected net change in cash and cash equivalents; our inability to manage disruptions in credit markets or changes to our credit ratings; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; growth opportunities not turning out as expected; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; dilution of our fully diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; a delay in our remediation of a material weakness in our internal control over financial reporting and the improvement of our control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2022 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts)

	As of September 30, 2023	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	$571,656	$764,644
Short-term investments	267,905	113,077
Accounts receivable, net	15,730	23,113
Interest receivable	11,723	2,469
Other receivables	4,707	3,298
Current portion of loans receivable, net	5,157	8,890
Inventory, net	35,847	37,559
Prepaids and other current assets	5,656	7,106
Total current assets	918,381	960,156
Equity method investments, net	18,258	18,755
Other investments	62,143	70,993
Non-current portion of loans receivable, net	68,301	72,345
Property, plant and equipment, net	55,604	60,557
Right-of-use assets	1,417	2,273
Goodwill	1,031	1,033
Intangible assets, net	24,236	26,704
Deferred tax asset	741	193
Total assets	$1,150,112	$1,213,009

Liabilities
Current liabilities
Accounts payable	$4,749	$11,163
Income taxes payable	635	32,956
Accrued liabilities	23,868	22,268
Current portion of lease obligation	949	1,330
Derivative liabilities	29	15
Current portion due to non-controlling interests	354	384
Total current liabilities	30,584	68,116
Non-current portion due to non-controlling interests	1,009	1,383
Non-current portion of lease obligation	1,754	2,546
Total liabilities	33,347	72,045

Shareholders’ equity
Share capital	613,290	611,318
Additional paid-in capital	47,133	42,682
Retained earnings	461,509	490,682
Accumulated other comprehensive loss	(2,110)	(797)
Total equity attributable to shareholders of Cronos Group	1,119,822	1,143,885
Non-controlling interests	(3,057)	(2,921)
Total shareholders’ equity	1,116,765	1,140,964
Total liabilities and shareholders’ equity	$1,150,112	$1,213,009

Cronos Group Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Loss

	Three months ended September 30,		Nine months ended September 30,
(In thousands of U.S. dollars, except share and per share amounts, unaudited)	2023	2022	2023	2022
Net revenue, before excise taxes	$33,912	$26,070	$86,264	$80,243
Excise taxes	(9,102)	(5,661)	(22,938)	(15,527)
Net revenue	24,810	20,409	63,326	64,716
Cost of sales	20,124	17,265	52,614	50,540
Inventory write-down	716	—	716	—
Gross profit	3,970	3,144	9,996	14,176
Operating expenses
Sales and marketing	5,296	5,247	16,334	12,442
Research and development	1,246	2,541	4,392	10,656
General and administrative	14,366	16,354	39,673	53,771
Restructuring costs	1,423	387	1,423	3,396
Share-based compensation	1,957	4,247	6,823	10,446
Depreciation and amortization	1,457	1,702	4,515	4,368
Impairment loss on long-lived assets	—	—	—	3,493
Total operating expenses	25,745	30,478	73,160	98,572
Operating loss	(21,775)	(27,334)	(63,164)	(84,396)
Other income (expense)
Interest income, net	13,375	7,208	37,021	13,028
Gain (loss) on revaluation of derivative liabilities	8	375	(14)	14,204
Share of income (loss) from equity method investments	1,057	(1,119)	831	4,078
Gain (loss) on revaluation of financial instruments	(5,291)	17,049	(7,856)	19,205
Impairment loss on other investments	—	(28,972)	—	(40,210)
Foreign currency transaction gain (loss)	8,816	2,387	3,999	(2,337)
Other, net	966	(581)	1,025	(397)
Total other income (expense)	18,931	(3,653)	35,006	7,571
Loss before income taxes	(2,844)	(30,987)	(28,158)	(76,825)
Income tax expense (benefit)	(1,254)	2,118	(2,870)	2,172
Loss from continuing operations	(1,590)	(33,105)	(25,288)	(78,997)
Loss from discontinued operations	(182)	(3,781)	(4,238)	(10,880)
Net loss	(1,772)	(36,886)	(29,526)	(89,877)
Net income (loss) attributable to non-controlling interest	(128)	105	(353)	(27)
Net loss attributable to Cronos Group	$(1,644)	$(36,991)	$(29,173)	$(89,850)
Comprehensive loss
Net loss	$(1,772)	$(36,886)	$(29,526)	$(89,877)
Other comprehensive income (loss)
Foreign exchange loss on translation	(20,090)	(60,572)	(1,096)	(68,756)
Comprehensive loss	(21,862)	(97,458)	(30,622)	(158,633)
Comprehensive income (loss) attributable to non-controlling interests	(41)	201	(136)	62
Comprehensive loss attributable to Cronos Group	$(21,821)	$(97,659)	$(30,486)	$(158,695)
Net loss per share
Basic and diluted - continuing operations	$(0.00)	$(0.09)	$(0.07)	$(0.21)
Basic and diluted - discontinued operations	(0.00)	(0.01)	(0.01)	(0.03)
Basic and diluted - total	$(0.00)	$(0.10)	$(0.08)	$(0.24)

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Nine months ended September 30,
	2023	2022
Operating activities
Net loss	$(29,526)	$(89,877)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	6,840	10,567
Depreciation and amortization	6,933	10,499
Impairment loss on long-lived assets	205	3,493
Impairment loss on other investments	—	40,210
Loss (gain) from investments	7,103	(23,283)
Loss (gain) on revaluation of derivative liabilities	14	(14,204)
Changes in expected credit losses on long-term financial assets	(1,339)	(577)
Foreign currency transaction (gain) loss	(3,999)	2,337
Other non-cash operating activities, net	(1,918)	3,680
Changes in operating assets and liabilities:
Accounts receivable, net	6,976	1,172
Interest receivable	(14,601)	(5,332)
Other receivables	25	3,601
Prepaids and other current assets	1,074	(904)
Inventory	976	(4,241)
Accounts payable	(7,595)	(1,627)
Income taxes payable	(32,728)	—
Accrued liabilities	1,910	(90)
Cash flows used in operating activities	(59,650)	(64,576)
Investing activities
Purchase of short-term investments	(537,186)	(275,370)
Proceeds from short-term investments	380,765	116,925
Dividends received from equity method investment	1,301	—
Dividend proceeds	346	—
Proceeds from repayment on loan receivables	14,151	2,339
Purchase of property, plant and equipment	(1,287)	(3,087)
Purchase of intangible assets	(344)	(1,177)
Other investing activities	862	70
Cash flows used in investing activities	(141,392)	(160,300)
Financing activities
Withholding taxes paid on share-based awards	(812)	(2,208)
Other financing activities, net	—	(69)
Cash flows used in financing activities	(812)	(2,277)
Effect of foreign currency translation on cash and cash equivalents	8,866	(26,524)
Net change in cash and cash equivalents	(192,988)	(253,677)
Cash and cash equivalents, beginning of period	764,644	886,973
Cash and cash equivalents, end of period	$571,656	$633,296
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$22,203	$7,734
Income taxes paid	$33,013	$158

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This Quarterly Report refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; loss from discontinued operations; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the Securities and Exchange Commission’s (“SEC”) and the Ontario Securities Commission’s (“OSC”) investigations of the Restatements and legal costs defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the period ended September 30, 2023 for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC’s and the OSC’s investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

	Three months ended September 30, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(1,590)	$(182)	$(1,772)
Interest income, net	(13,375)	(1)	(13,376)
Income tax expense (benefit)	(1,254)	—	(1,254)
Depreciation and amortization	2,148	–	2,148
EBITDA	(14,071)	(183)	(14,254)
Share of (income) loss from equity method investments	(1,057)	—	(1,057)
(Gain) loss on revaluation of derivative liabilities(ii)	(8)	—	(8)
(Gain) loss on revaluation of financial instruments(iii)	5,291	—	5,291
Foreign currency transaction (gain) loss	(8,816)	—	(8,816)
Other, net(v)	(966)	(31)	(997)
Restructuring costs(vi)	1,423	28	1,451
Share-based compensation(vii)	1,957	(4)	1,953
Financial statement review costs(viii)	344	—	344
Inventory write-down(ix)	716	—	716
Adjusted EBITDA	$(15,187)	$(190)	$(15,377)

	Three months ended September 30, 2022
	Continuing Operations	Discontinued Operations	Total
Net loss	$(33,105)	$(3,781)	$(36,886)
Interest income, net	(7,208)	(1)	(7,209)
Income tax expense (benefit)	2,118	—	2,118
Depreciation and amortization	3,166	282	3,448
EBITDA	(35,029)	(3,500)	(38,529)
Share of (income) loss from equity method investments	1,119	—	1,119
Impairment loss on long-lived assets(i)	28,972	—	28,972
(Gain) loss on revaluation of derivative liabilities(ii)	(375)	—	(375)
(Gain) loss on revaluation of financial instruments(iii)	(17,049)	—	(17,049)
Foreign currency transaction (gain) loss	(2,387)	—	(2,387)
Other, net(v)	581	112	693
Restructuring costs(vi)	387	137	524
Share-based compensation(vii)	4,247	18	4,265
Financial statement review costs(viii)	1,070	—	1,070
Adjusted EBITDA	$(18,464)	$(3,233)	$(21,697)

	Nine months ended September 30, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(25,288)	$(4,238)	$(29,526)
Interest income, net	(37,021)	(9)	(37,030)
Income tax expense (benefit)	(2,870)	—	(2,870)
Depreciation and amortization	6,689	244	6,933
EBITDA	(58,490)	(4,003)	(62,493)
Share of (income) loss from equity method investments	(831)	—	(831)
Impairment loss on long-lived assets(i)	—	205	205
(Gain) loss on revaluation of derivative liabilities(ii)	14	—	14
(Gain) loss on revaluation of financial instruments(iii)	7,856	—	7,856
Foreign currency transaction (gain) loss	(3,999)	—	(3,999)
Other, net(v)	(1,025)	132	(893)
Restructuring costs(vi)	1,423	562	1,985
Share-based compensation(vii)	6,823	17	6,840
Financial statement review costs(viii)	739	—	739
Inventory write-down(ix)	716	839	1,555
Adjusted EBITDA	$(46,774)	$(2,248)	$(49,022)

	Nine months ended September 30, 2022
	Continuing Operations	Discontinued Operations	Total
Net loss	$(78,997)	$(10,880)	$(89,877)
Interest income, net	(13,028)	(2)	(13,030)
Income tax expense (benefit)	2,172	—	2,172
Depreciation and amortization	9,502	997	10,499
EBITDA	(80,351)	(9,885)	(90,236)
Share of (income) loss from equity method investments	(4,078)	—	(4,078)
Impairment loss on long-lived assets(i)	3,493	—	3,493
(Gain) loss on revaluation of derivative liabilities(ii)	(14,204)	—	(14,204)
(Gain) loss on revaluation of financial instruments(iii)	(19,205)	—	(19,205)
Impairment loss on other investments(iv)	40,210	—	40,210
Foreign currency transaction (gain) loss	2,337	—	2,337
Other, net(v)	397	159	556
Restructuring costs(vi)	3,396	1,482	4,878
Share-based compensation(vii)	10,446	121	10,567
Financial statement review costs(viii)	6,286	—	6,286
Adjusted EBITDA	$(51,273)	$(8,123)	$(59,396)
(i)For the nine months ended September 30, 2023, impairment loss on long-lived assets related to certain leased properties associated with the Company’s former U.S. operations. For the nine months ended September 30, 2022, impairment loss on long-lived assets related to the Company’s decision to seek a sublease for leased office space in Toronto, Ontario, Canada during the first quarter of 2022.
(ii)For the three and nine months ended September 30, 2023 and 2022, (gain) loss on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.
(iii)For the three and nine months ended September 30, 2023 and 2022, (gain) loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura.
(iv)For the three and nine months ended September 30, 2022, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.
(v)For the three and nine months ended September 30, 2023 and 2022, other, net related to (gain) loss on disposal of assets.
(vi)For the three and nine months ended September 30, 2023, restructuring costs from continuing operations related to employee-related severance costs and other restructuring costs associated with the Realignment. For the three and nine months ended September 30, 2023, restructuring costs from discontinued operations related to employee-related severance costs and other restructuring costs associated with the exit of our former U.S. operations. For the three and nine months ended September 30, 2022, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment.

(vii)For the three and nine months ended September 30, 2023 and 2022, share-based compensation related to the non-cash expenses of share-based compensation awarded to employees under the Company’s share-based award plans.
(viii)For the three and nine months ended September 30, 2023 and 2022, financial statement review costs include costs and reserves taken related to the Restatements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to the Restatements and legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.
(ix)For the nine months ended September 30, 2023, inventory write-downs from discontinued operations relate to product destruction and obsolescence associated with the exit of our U.S. operations. For the three and nine months ended September 30, 2023, inventory write-downs from continuing operations relate to product destruction and obsolescence associated with the planned exit of Cronos Fermentation.

Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the three and nine months ended September 30, 2023, as well as cash and cash equivalents and short-term investment balances as of September 30, 2023 compared to December 31, 2022, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three and nine month comparative periods in 2022 rather than the actual average exchange rates in effect during the respective current periods; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2022. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.
The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three and nine months ended September 30, 2023 compared to the three and nine months ended September 30, 2022 as well as cash and cash equivalents and short-term investments as of September 30, 2023 and December 31, 2022, both on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended September 30,	As Reported Change	Three months ended September 30,	Constant Currency Change
2023	2022	$	%	2023	$	%
Net revenue	$24,810	$20,409	$4,401	22%	$26,005	$5,596	27%
Gross profit	3,970	3,144	826	26%	4,216	1,072	34%
Gross margin	16%	15%	N/A	1	pp	16%	N/A	1	pp

Operating expenses	25,745	30,478	(4,733)	(16)%	25,905	(4,573)	(15)%
Net loss from continuing operations	(1,590)	(33,105)	31,515	95%	(823)	32,282	98%
Adjusted EBITDA	(15,187)	(18,464)	3,277	18%	(14,890)	3,574	19%

Nine months ended September 30,	As Reported Change	Nine months ended September 30,	Constant Currency Change
2023	2022	$	%	2023	$	%
Net revenue	$63,326	$64,716	$(1,390)	(2)%	$67,228	$2,512	4%
Gross profit	9,996	14,176	(4,180)	(29)%	10,736	(3,440)	(24)%
Gross margin	16%	22%	N/A	(6)	pp	16%	N/A	(6)	pp

Operating expenses	73,160	98,572	(25,412)	(26)%	76,476	(22,096)	(22)%
Net loss from continuing operations	(25,288)	(78,997)	53,709	68%	(26,561)	52,436	66%
Adjusted EBITDA	(46,774)	(51,273)	4,499	9%	(48,773)	2,500	5%

As of September 30,	As of December 31,	As Reported Change	As of September 30,	Constant Currency Change
2023	2022	$	%	2023	$	%
Cash and cash equivalents	$571,656	$764,644	$(192,988)	(25)%	$572,797	$(191,847)	(25)%
Short-term investments	267,905	113,077	154,828	137%	268,359	155,282	137%
Total cash and cash equivalents and short-term investments	$839,561	$877,721	$(38,160)	(4)%	$841,156	$(36,565)	(4)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cannabis flower	$17,414	$13,674	$3,740	27%	$18,362	$4,688	34%
Cannabis extracts	7,268	6,627	641	10%	7,510	883	13%
Other	128	108	20	19%	133	25	23%
Net revenue	$24,810	$20,409	$4,401	22%	$26,005	$5,596	27%

	As Reported				As Adjusted for Constant Currency
	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cannabis flower	$44,556	$48,038	$(3,482)	(7)%	$47,520	$(518)	(1)%
Cannabis extracts	18,495	16,197	2,298	14%	19,419	3,222	20%
Other	275	481	(206)	(43)%	289	(192)	(40)%
Net revenue	$63,326	$64,716	$(1,390)	(2)%	$67,228	$2,512	4%

	As Reported				As Adjusted for Constant Currency
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Canada	$18,738	$13,370	$5,368	40%	$19,348	$5,978	45%
Israel	5,673	7,039	(1,366)	(19)%	6,239	(800)	(11)%
Other countries	399	—	399	100%	418	418	100%
Net revenue	$24,810	$20,409	$4,401	22%	$26,005	$5,596	27%

	As Reported				As Adjusted for Constant Currency
	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Canada	$46,767	$41,335	$5,432	13%	$49,049	$7,714	19%
Israel	16,160	23,381	(7,221)	(31)%	17,761	(5,620)	(24)%
Other countries	399	—	399	100%	418	418	100%
Net revenue	$63,326	$64,716	$(1,390)	(2)%	$67,228	$2,512	4%
For the three months ended September 30, 2023, net revenue on a constant currency basis was $26.0 million, representing a 27% increase from the three months ended September 30, 2022. For the nine months ended September 30, 2023, net revenue on a constant currency basis was $67.2 million, representing a 4% increase from the nine months ended September 30, 2022. On a constant currency basis, net revenue increased for both the three and nine months ended September 30, 2023 primarily due to higher cannabis flower and extract sales in the Canadian adult-use market. These results were partially offset by lower cannabis flower sales in Israel driven by pricing pressure due to competition, the slowdown in patient permit authorizations and geopolitical unrest, and an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue.
Gross profit

For the three months ended September 30, 2023, gross profit on a constant currency basis was $4.2 million, representing a 34% increase from the three months ended September 30, 2022. For the nine months ended September 30, 2023, gross profit on a constant currency basis was $10.7 million, representing a 24% decrease from the nine months ended September 30, 2022. On a constant currency basis, gross profit increased for the three months ended September 30, 2023 primarily due to higher cannabis flower and extract sales in Canada and lower biomass costs. These results were partially offset by lower cannabis flower sales in Israel, an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue and the inventory write-down recognized as a result of the decision to wind down operations at Cronos Fermentation. On a constant currency basis, gross profit decreased for the nine months ended September 30, 2023 primarily due to lower cannabis flower sales in the Israeli medical market, an adverse price/mix on cannabis flower sales in Canada resulting in higher excise taxes as a percentage of revenue and the inventory write-down recognized as a result of the decision to wind down operations at Cronos Fermentation, partially offset by higher cannabis flower and extract sales in the Canadian adult-use market.
Operating expenses
For the three months ended September 30, 2023, operating expenses on a constant currency basis were $25.9 million, representing a 15% decrease from the three months ended September 30, 2022. For the nine months ended September 30, 2023, operating expenses on a constant currency basis were $76.5 million, representing a 22% decrease from the nine months ended September 30, 2022. On a constant currency basis, operating expenses decreased for the three and nine months ended September 30, 2023 primarily due to lower professional fees, largely related to financial statement review costs, lower costs associated with the achievement of Ginkgo milestones, the acceleration of expense on equity awards granted to certain executive employees in connection with their separation from the Company, as well as previously held-back equity awards granted to certain executives in the prior year, impairment loss on long-lived assets recognized in the prior year, lower bonus expense, lower payroll costs and lower insurance costs, partially offset by higher sales and marketing expenses.
Net loss
For the three months ended September 30, 2023, net loss on a constant currency basis was $0.8 million, representing a 98% reduction in net loss from the three months ended September 30, 2022. For the nine months ended September 30, 2023, net loss on a constant currency basis was $26.6 million, representing a 66% reduction in net loss from the nine months ended September 30, 2022.
Adjusted EBITDA
For the three months ended September 30, 2023, Adjusted EBITDA on a constant currency basis was $(14.9) million, representing a 19% improvement from the three months ended September 30, 2022. For the nine months ended September 30, 2023, Adjusted EBITDA on a constant currency basis was $(48.8) million, representing a 5% improvement from the nine months ended September 30, 2022. The improvement in Adjusted EBITDA for the three and nine months ended September 30, 2023 on a constant currency basis was primarily driven by higher cannabis flower and extracts sales in the Canadian adult-use market, decreases in general and administrative expenses, and lower costs associated with the achievement of Ginkgo milestones, partially offset by lower cannabis flower sales in Israel driven by pricing pressure due to competition, the slowdown in patient permit authorizations and geopolitical unrest, an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue and higher sales and marketing expenses.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 4% to $841.2 million as of September 30, 2023 from $877.7 million as of December 31, 2022. The decrease in cash and cash equivalents and short-term investments is primarily due to cash flows used in operating activities in the nine months ended September 30, 2023.

Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of September 30, 2023, September 30, 2022, and December 31, 2022. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net loss and comprehensive loss and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg. The exchange rates used to translate from USD to Canadian dollars (“C$”) and Israeli New Shekels ("ILS") are shown below:

(Exchange rates are shown as C$ per $)	As of
	September 30, 2023	September 30, 2022	December 31, 2022
Spot rate	1.3577	1.3829	1.3554
Year-to-date average rate	1.3455	1.2829	N/A

(Exchange rates are shown as ILS per $)	As of
	September 30, 2023	September 30, 2022	December 31, 2022
Spot rate	3.8138	3.5660	3.5178
Year-to-date average rate	3.6385	3.3107	N/A
For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com